Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED

BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is entered into as of 22 May 2020 (the “Effective Date”), by and between and thinXXS Microtechnology AG, a German corporation (“thX”); and TALIS BIOMEDICAL CORPORATION, a Delaware corporation (“Talis”).

RECITALS

WHEREAS, in connection with such expansion of capacity, Talis desires to have thX manufacture and supply, and thX desires to so manufacture and supply, certain quantities of Products in accordance with the Specifications (each as defined below) for use with, or as a components of or related to certain proprietary device(s) of Talis and Talis’ Affiliates, as more fully described herein; and

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of the preceding definition, “control” shall mean beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of a Person or the ability to elect a majority of the board of directors or other managing authority of such Person or otherwise to control the direction of the management or policies of such Person (whether by contract or otherwise). […***…]

1.2 “Annual Forecast” shall have the meaning set forth in Section 3.3.

1.3 “Annual Commitment PO” shall have the meaning set forth in Section 3.4(a).

1.4 “Business Day” shall mean any weekday on which Talis is open for business.

1.5 “Change” shall have the meaning set forth in Section 2.1.

1.6 “Change of Control” shall mean, with respect to a Party, either of (a) any transaction or series of related transactions resulting in a consolidation, merger or other business combination of such Party with or into any Third Party, or any transaction or series of related transactions as a result of which a Third Party directly or indirectly acquires fifty percent (50%) or more of such Party’s voting power or otherwise obtains the ability to direct the management or policies of such Party, or (b) the sale to a Third Party of all or substantially all of such Party’s assets in a single transaction or series of related transactions; provided that “Change of Control” shall exclude the sale of any class of shares and/or stock, or any other financial instrument, for the

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purpose of raising cash financing to fund any research and development by or on behalf of a Party, which financing could be from any source, including but not limited to venture capital, private equity or any other corporation, or from private individuals.

1.7 “Change Request” shall have the meaning set forth in Section 2.1.

1.8 “Chronic Supply Delay” shall mean with respect to agreed-upon delivery dates: (a) […***…] or more Supply Delays in any given […***…]; (b) a Supply Delay in any […***…] in a given […***…] period; or (c) any failure by thX to deliver to Talis or its designees on time more than […***…] ([…***…]) of any Product ordered in accordance with this Agreement over any […***…] period excluding any delay that is attributable to Talis or that is outside of the reasonable control of thX, provided further that such failure is not caused by the following: (i) a Force Majeure Event; or (ii) Talis’s fault including, without limitation, Talis’s failure to supply raw materials to be supplied by Talis under Section 4.1.

1.9 “Code” has the meaning set forth in Section 11.4.

1.10 “Confidential Information” shall mean, subject to the exceptions set forth in Section 10.2, all information regarding a Party’s technology, products or business that such Party discloses or makes available to the other Party under this Agreement, in each case, whether in oral, written, graphic, electronic or other form, including, in the case of Talis, the Specifications.

1.11 “Consumables” shall mean single-use cartridges for use with, e.g., the Talis-One system (or equivalent or successor systems) and as described in the Specifications.

1.12 “Control” (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to a Party and any Information, Patent or other IP Rights, possession by the relevant Party of the ability (whether by ownership or license, other than pursuant to this Agreement) to grant the applicable license under this Agreement under such Information, Patent or other IP Rights, without violating the terms of an agreement with a Third Party.

1.13 “Development Services Agreement” shall mean the agreement between the Parties and bearing such caption, between the Parties hereto, and dated as of 2 June 2017.

1.14 “Epidemic Failure” shall have the meaning set forth in Section 9.5.

1.15 “Equipment” shall mean […***…] used to produce the Products; and additions to, substitutions for, replacements of and accessions to any of the foregoing items, and attachments, parts (including spare parts) and accessories installed thereon or affixed thereto. For the sake of clarity Equipment shall not include Tools.

1.16 “Exclusive Commitment Volume” shall have the meaning set forth in Section 3.2(a).

1.17 “Extension Term” shall have the meaning set forth in Section 11.1.

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1.18 “Facility” means (i) initially, thX’s facility located in […***…]; and (ii) also, subsequently, such other mutually approved site of thX (or of an Affiliate of thX).

1.19 “Force Majeure Event” shall have the meaning set forth in Section 13.10.

1.20 “Information” shall mean information, ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, strategies, documentation and data, including analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, specifications (including Specification) documents, material, compositions of matter, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.21 “IP Rights” shall mean any and all Information and all intellectual property rights in and with respect thereto, including Patents, copyrights, trade secret rights, and applications for and registrations of the foregoing.

1.22 “Latent Defect” shall mean a defect that causes a Product to not conform to the Specifications and/or to the Product Warranty, which defect is not discoverable upon reasonable physical inspection.

1.23 “License Agreement” shall mean the agreement in the form set forth as Exhibit C hereto.

1.24 “Losses” shall have the meaning set forth in Section 12.1.

1.25 “MTP Tools” shall mean […***…] which are owned by thX, but which can be used for several projects (including for other customers).

1.26 “Party” or “Parties” shall have the meaning set forth in the preamble.

1.27 “Patents” shall mean (a) patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts of any of the foregoing, and (b) pending applications for patents, including, without limitation, provisional applications, continuations, continuations-in-part, requests for continued examination, divisional and substitute applications, including, without limitation, inventors’ certificates, and foreign counterparts of any of the foregoing.

1.28 “Person” shall mean any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, government or governmental body (or political subdivision thereof, whether domestic or foreign) or any other entity of any kind.

1.29 “Plan” shall have the meaning set forth in Section 11.5.

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1.30 “Processes” shall mean processes applied to generate and assemble Products, as applicable to the relevant Product type.

1.31 “Product” shall mean, as applicable, any product to be manufactured and supplied by thX to Talis and as set forth in EXHIBIT A as may be amended from time to time by Talis and thX. For clarity, the Products may include (a) Consumables, (b) R&D Components, (c) new product offerings as may be mutually agreed upon by the parties in writing and incorporated in an amended Exhibit A as products to be manufactured and supplied by thX to Talis.

1.32 “Product Defect” shall mean a defect that causes a Product to not conform to the Specifications and/or to the Product Warranty.

1.33 “Product IP” shall mean IP Rights relating to the design and development of any Product, or reading on any Product, inclusive of, but not limited to, Specifications, operating processes for each applicable Product, tolerances and surface finishes, drawings, materials, surface treatments, inspection techniques, and data regarding the use of any Product, generated by thX or Talis separately or jointly as a result of activities conducted pursuant to this Agreement, but in all cases excluding the thX Background IP, thx Background Improvements, and thX Manufacturing and Process IP.

1.34 “Product Warranty” shall have the meaning set forth in Section 9.2.

1.35 “Production Line” means any production line for the production of Products established under this Agreement.

1.36 “Production Tools” shall mean fixtures and mold tooling specific for production and qualification of the R&D Components and/or Consumables and which are owned by ThX and paid for by Talis.

1.37 “Purchase Order” shall have the meaning set forth in Section 3.4(b).

1.38 “Quality Agreement” shall have the meaning set forth in Section 5.1.

1.39 “R&D Components” shall mean components and sub-assemblies of the Consumable considered as research & development deliverables intended to be used only for Talis internal research and development activities (e.g., allowing Talis to simplify assay development and testing), and which are not for commercial use other than in connection with in-house design or (when and if applicable) in connection with in-house manufacturing under the License Agreement, and including:

(a) […***…] of varying volume and physical size that are supplied to Talis or Talis’ Third Party supplier for […***…]; and

(b) […***…] of the consumable (whether partially assembled or fully assembled) and in a form and configuration to be agreed by the Parties.

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1.40 “Reimbursement Authorization” shall have the meaning set forth in Section 2.4(c).

1.41 “Rolling Monthly Forecast” shall have the meaning set forth in Section 3.3.

1.42 “Second Production Line” shall have the meaning set forth in Section 2.3.

1.43 “Specifications” shall mean the unique, version-controlled and comprehensive specifications for each specific variant of each Product, the initial versions of which are attached hereto as part of EXHIBIT A, as the same may be amended from time to time by mutual written agreement of the Parties in accordance with this Agreement and the Quality Agreement.

1.44 “statement of work” shall mean a statement of work or similar document that references this Agreement and that, following its mutual execution by the Parties, will become part of and subject to this Agreement.

1.45 “Supply Delay” shall mean any instance where the delivery of any quantity of Product to Talis pursuant to a Purchase Order (or Annual Commitment PO) timely delivered and in accordance with this Agreement occurs on a date later than the specified delivery date set forth in the applicable Purchase Order (or Annual Commitment PO), excluding any delay that is attributable to Talis or that is outside of the reasonable control of thX. For clarity, “Supply Delay” shall not include any delay in delivery to the extent caused by the following: (i) a Force Majeure Event; or (ii) Talis’ failure to supply raw materials to be supplied by Talis under Section 4.1.

1.46 “Talis Background IP” shall mean all IP Rights that are either: (a) Controlled by Talis or its Affiliates on the Effective Date (other than as a result of thX disclosing or providing the same to Talis or to such Affiliate); or that is (b) developed or acquired by Talis or its Affiliates during the Term in the ordinary course independently of any activities conducted pursuant to this Agreement.

1.47 “Talis Indemnitees” shall have the meaning set forth in Section 12.2.

1.48 “Talis IP” shall have the meaning set forth in Section 7.1.

1.49 “Talis-Supplied Material” shall have the meaning set forth in Section 4.1(d).

1.50 “Term” shall have the meaning set forth in Section 11.1.

1.51 “Third Party” shall mean any entity other than Talis or thX or an Affiliate of Talis or thX.

1.52 “Third Party Supplier” shall mean those Third Parties identified as the Third Party Supplier in EXHIBIT A as the Third Party expected to provide certain raw materials or components in connection with the activities to be performed under this Agreement.

1.53 “thX Background Improvements” shall mean all IP Rights that are developed as a result of activities conducted pursuant to this Agreement and that constitute generally applicable improvements or modifications to the thX Background IP, in all cases, that (a) do not specifically

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relate to any Product and (b) do not incorporate, and are not based on, any Confidential Information of Talis.

1.54 “thX Background IP” shall mean all IP Rights that are either: (a) Controlled by thX or its Affiliates on the Effective Date (other than as a result of Talis disclosing or providing the same to thX or to such Affiliate); or (b) developed or acquired, and Controlled, by thX or its Affiliates during the Term in the ordinary course independently of any activities conducted pursuant to this Agreement, and (in each of (a) and (b) that is not thX Manufacturing and Process IP).

1.55 “thX Indemnitees” shall have the meaning set forth in Section 12.1.

1.56 “thX Manufacturing and Process IP” shall mean IP Rights owned by, developed by, or licensed to thX related to manufacturing and processes (including any Process) related thereto, including without limitation […***…] for the Product (but excluding, for clarity, the Specification), regardless of whether developed by or licensed to thX before or after the Effective Date.

1.57 “Tool Inserts” shall mean product-specific and design-specific parts of the Tools, and which are owned by thX and paid for by Talis.

1.58 “Tools” shall mean tools and fixtures […***…], including (a) MTP Tools, (b) Production Tools and (c) Tool Inserts (and any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances to the foregoing), which terms shall mean:

1.59 “Warranty Period” shall have the meaning set forth in Section 9.2.

1.60 “Work Product” shall mean any and all written, electronic and physical output, including Products, designs and studies that are conceived, created or otherwise reduced to practice by thX, and paid for by Talis, as a result of activities conducted by thX pursuant to this Agreement (but excluding thX Background IP, thX Background Improvements, and thX Manufacturing and Process IP).

2. AGREEMENT OVERVIEW

2.1 Development of Specification; Changes to Specification. Commencing promptly after the Effective Date, the Parties shall continue their collaborative joint development of the Specification. When finalized, the Parties will incorporate the Specification as an Exhibit (or as part of an Exhibit) hereto. Talis and thX are jointly developing the Consumable, but for clarity all Product IP will be solely owned by Talis, and thX agrees to assign and hereby assigns all Product IP to Talis. The Consumable incorporates certain parts that are covered by the Product Patents (as defined in the License Agreement) and the manufacture of the Consumables by thX will include processes that utilize other IP Rights of thX, which also are incorporated in the scope of the License Agreement. Talis may request additions, deletions or amendments in respect of a Specification (each a “Change”). Changes shall be requested in writing signed by an authorized representative of Talis (a “Change Request”). Neither Party shall have any obligations related to

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any proposed Change unless both Parties have agreed to the Change Request in writing in accordance with the procedures set forth herein. thX’s acceptance of any Change Request may not be unreasonably withheld, subject to the Parties’ agreement on any reasonable and documented price increases or time line changes reasonably required to effectuate the desired Change. As soon as reasonably possible after receipt of a Change Request, thX agrees to provide Talis with a written estimate of the cost and time line adjustments, if any, of the requested Changes. Upon the Parties’ mutual written agreement to any Change Request, the Specification shall be deemed modified to reflect any such Changes. thX further agrees that it will facilitate changes to the Specifications that are necessary or appropriate in light of regulatory requirements as provided by Talis in a Change Request.

2.2 Equipment and Tooling. Products will be manufactured using (i) Equipment (a) provided by thX and owned and maintained by thX or (b) […***…], in each case installed at a designated Facility; and (ii) Product-specific Tool Inserts and Production Tools manufactured or purchased by thX or […***…], and which shall be used only for the production of Talis Consumables (as more fully stated in Section 2.4), with the exception of […***…], which Talis agrees may be used to produce parts for Third Parties.

2.3 Establishment of Production Lines. The Parties will establish one or more Production Lines anticipated to facilitate the supply of Product under this Agreement. To that end, promptly following the Effective Date the Parties shall agree on one or more statement(s) of work under this Agreement pursuant to which the Parties will design and establish […***…] initial semi-automated Production Lines and a […***…] Production Line that is automated and for which […***…]. The statement of work(s) will identify the type of line (e.g., automated, semi-automated), location of the Facility, capacity of Consumables per year at the Facility, cost, Equipment, NRE rate, plan and deliverables. The establishment of each Production Line will be subject to standard quality procedures, including those set forth in the Quality Agreement, and the terms of the applicable statement(s) of work hereunder. For clarity, Talis is responsible for registration and regulatory conformity of the Talis product into which any Consumable is intended to be incorporated, as well as for the communication with the regulatory authorities in the different countries as necessary in respect of such Talis product (though thX will provide reasonable assistance with the foregoing at no cost). For the sake of clarity, if any process validation is required, thX may charge […***…] for that assistance in accordance with the applicable statement of work. If Talis’ volume requirements exceed the capacity provided in the […***…] Production Lines, Talis shall have the option, and thX hereby grants Talis such option, to have a […***…] or any subsequent Production Line established at the thX initial Facility or another IDEX site. Any such […***…] or subsequent Production Line will be established pursuant to commercially reasonable terms under a statement of work, provided that […***…] shall bear the cost of such establishment, unless otherwise agreed therein.

2.4 Purchase and Ownership of Tools and Equipment.

(a) Until the semi-automated Production Line is available to Talis, (i) Talis shall have no specific Product purchase obligations (and Sections 3.3 and 3.4(a) shall not apply) and (ii) thX shall continue to produce and make available Products at the manual pricing level set forth in Exhibit A hereto. For clarity, unless otherwise stated in a statement of work, […***…]

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[…***…] all Tools and all Equipment for use in connection with manufacturing at […***…] sole cost and expense.

(b) […***…] shall purchase directly, in each case from a mutually agreed supplier (or one identified pursuant to the relevant statement of work) Equipment and Tools to be used in the Production Lines, unless otherwise indicated in a statement of work; in each such case, the relevant Equipment and Tools shall be owned by thX but shall be subject to this Section 2.4. Product-specific Tools will be used solely for production of Products, unless otherwise agreed by Talis in writing. For the avoidance of doubt, all Tools produced by thX and paid for by […***…] hereunder or under the Development Services Agreement (other than […***…], as defined herein) are subject to this paragraph and to the relevant statement of work.

(c) Talis agrees to pay the mutually agreed upon amount provided by thX to Talis, the amount of which shall be set in accordance with the relevant statement of work, for Tools, Production Tools, and Tool Inserts. Any amounts payable under this Section shall be invoiced by thX on […***…] and Talis shall pay undisputed amounts so invoiced in U.S. Dollars net […***…] after receipt of the applicable invoice.

(d) All Equipment and Tools that are supplied by or paid for by […***…] (as well as other tangible property furnished by or through […***…]), and any other software incorporated into such Equipment that […***…] paid to develop pursuant to a statement of work issued hereunder shall be owned by […***…], but shall be subject to the provisions of this Section 2.4. […***…] shall not commingle such property with the property of […***…] or with that of a Person and shall not move any such property from the relevant Facility without prior written approval by […***…]. To the fullest extent permitted by law, […***…] shall not allow any lien or encumbrance to be imposed on or attach to such property. […***…] shall, […***…], insure all such Property with full and extended coverage for all damage and losses, for its full replacement value, as such value is reasonably determined by […***…] and communicated in writing to […***…]. All replacements of, and all replacement parts, additions, improvements, and accessories for, such property will automatically become subject to this Section 2.4 upon their incorporation into or attachment to such property.

(e) […***…] will be responsible for maintaining, repairing and replacing the property described above […***…]), and will provide […***…] with access to all maintenance records and certificate of insurance, including any insurance records evidencing the coverage for the applicable property in the amounts as set forth in Section 2.4(d). For Production Tools and Tool Inserts, the guaranteed number of shots is […***…] for the tool frame and […***…] for each insert. To reduce the risk of loss of supply, Talis may order backup Tool Inserts from thX.

(f) Upon termination of this Agreement by Talis pursuant to Section 11.2(a) hereof, […***…] shall assign all right, title and interest in and to the property that […***…] purchased and is described in Sections 2.4(a), (b) and (d) to […***…]; upon the expiration or termination of this Agreement for any other reason, or upon the end of the normal life of any of such property, […***…] shall destroy such property and certify its destruction to […***…] in accordance with Section 11.2 hereof.

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3. SALE AND PURCHASE OF PRODUCTS

3.1 Purchase and Supply Agreement. Subject to the terms and conditions of this Agreement, thX agrees to supply, and Talis agrees to purchase, such quantities of Products as may be set forth in Purchase Orders (or Annual Commitment PO) placed by Talis in accordance with the provisions of Section 3.4.

3.2 Contingent Exclusivity.

(a) Subject to thX’s ability to timely provide Consumables in line with the Specifications, the Quality Agreement and the other requirements of the Agreement, thX shall have the right to be the exclusive supplier for the Consumables for up to an aggregate volume of […***…] Consumables on […***…] basis (“Exclusive Commitment Volume”), provided that, for clarity, the Exclusive Commitment Volume is not a purchase commitment.

(b) To the extent that Talis is granted a license to make or have made Licensed Products (as defined in the License Agreement) pursuant to License Triggers (ii) or (iii) (as defined in the License Agreement), any such Licensed Products that are single-use cartridges for use with, e.g., the Talis-One system (or equivalent or successor systems), and that are made by or for Talis under such license, shall be credited towards the Exclusive Commitment Volume set forth in Section 3.2(a) in the applicable […***…].

3.3 Forecasts. On […***…], or another date otherwise agreed to by the Parties, of each calendar year during the Term, assuming that the semi-automated Production Line has been fully activated, commencing on the […***…] prior to the calendar year in which Talis anticipates that it will first require Products under this Agreement, Talis shall specify its forecasted requirements of Products (quantity and type) by providing to thX a written forecast setting forth the total number of Products (by Product type) that Talis anticipates purchasing during each month of following calendar year (i.e. the next to occur January – December) (each such forecast, an “Annual Forecast”). On the first Business Day of each month during the Term following the delivery of the initial Annual Forecast, Talis shall provide thX with an updated […***…] rolling forecast of its anticipated orders of Products (by Product type) to be placed during each month of the rolling […***…] period (with such period commencing on the first month of initial Annual Forecast) (each, a “Rolling Monthly Forecast”). For clarity the Rolling Monthly Forecast delivered in […***…] of each calendar year shall be deemed the Annual Forecast on which Talis’ annual purchase commitments will be calculated for the following calendar year, as described in additional detail in Section 3.4(a). Without limiting thX’s obligations hereunder, thX shall keep Talis regularly informed of its manufacturing capacity for Consumables (and other Products), and shall promptly notify Talis if at any time thX anticipates that it will not be able to manufacture and supply to Talis the amount of Consumables (or other Products) set forth in any Annual Forecast or Rolling Monthly Forecast, and shall provide Talis its best estimate of the timing and quantities of Consumables and/or other Products that it will be able to supply. Talis shall have the right to […***…]. As set forth in additional detail in Section 3.4, Talis shall order Products through the submission of (a) a blanket annual purchase order setting forth Talis’ initial annual purchase commitment (and thX’s

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corresponding supply commitments) for the next calendar year, and (b) quarterly purchase orders setting forth Talis’ additional commitment (and thX’s corresponding additional supply commitments) for amounts of Product in excess of the quantities ordered in the blanket purchase order described in (a) above. For clarity, other than as set forth in Section 3.4, each Rolling Monthly Forecast shall be non-binding, but shall reflect Talis’ good faith expectation (at the time of submitting the applicable forecast) of the quantity of Products (by Product type) it expects to order during the applicable […***…] period.

3.4 Purchase Orders.

(a) On […***…], or another date otherwise agreed to by the Parties, of each calendar year during the Term following the delivery of the initial Annual Forecast, Talis will issue a blanket purchase order for (i) […***…]% of the quantity of Product (by Product type) identified in the first […***…] months of the then-current Annual Forecast (i.e. […***…] of the following calendar year), including the expected delivery dates and any special shipping, storage or other instructions therefor, (ii) […***…]% of the quantity of Product (by Product type) identified in the following […***…] months of such Annual Forecast (i.e. […***…]); and (iii) […***…]% of the quantity of Product (by Product type) identified in each of the last […***…] months of such Annual Forecast (i.e. […***…]) (each such annual purchase order, an “Annual Commitment PO”). For clarity, subject to the terms of this Agreement, the Annual Commitment PO constitutes a binding commitment on Talis to purchase and on thX to manufacture and supply the applicable quantities of Products set forth in such Annual Commitment PO.

(b) In addition to the Annual Commitment PO, Talis shall place quarterly purchase orders for its additional Product requirements (if any) by submitting to thX written purchase orders using Talis’ standard purchase order form on or around each of […***…], […***…] and […***…] during the Term, which shall (a) specify any additional quantity of Products (by Product type) that it requires in […***…] of the […***…], to the extent that its requirements are in excess of the quantities set forth in the Annual Commitment PO for any corresponding month, (b) provide a delivery dates for any such Product consistent with the applicable order lead time for the relevant Product stated in Exhibit A, and (c) include any special shipping, storage or other instructions applicable to such order (each a “Purchase Order”). For clarity, and by way of example, a Purchase Order delivered by Talis on […***…] of a given calendar year would set forth the quantities of Product required by Talis for each of the following […***…], to the extent such requirements were in excess of quantity ordered pursuant to the relevant Annual Commitment PO.

(c) thX shall promptly (in all cases within […***…]) send its acceptance of each Purchase Order (or Annual Commitment PO) to Talis in writing, which acceptance will be a binding obligation on thX to fulfill such Purchase Order (or Annual Commitment PO) and on Talis to purchase those Products in advance of the desired delivery dates specified therein, as applicable; provided, however, that thX shall not be required to fulfil any portion of any Purchase Order corresponding to (i) a quantity of Product (by Product type) greater than the applicable quantity(ies) set forth for the corresponding month of the then-current Rolling Monthly Forecast, or (ii) for any Product(s) ordered inside of the applicable order lead time set forth on EXHIBIT A for such Product, […***…]. thX shall notify Talis whether or not thX will be able to fulfill the excess portion of any Purchase Order (or part thereof)

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and the expected delivery date for fulfillment. If thX cannot fulfil a Purchase Order or Annual Commitment PO (or any portion of the foregoing) for any reason, then, thX shall immediately notify Talis and (A) the project managers of each Party will meet and discuss the reason for the same and make any mutually agreed modifications required to facilitate such manufacture and supply; and (B) thX will confirm to Talis whether and to what extent it can meet the desired delivery date for the excess quantities or reduced lead time Product ordered (as may be adjusted by the mutual agreement of the project managers). For any accepted Purchase Order (or Annual Commitment PO), thX shall notify Talis within […***…] if there are any issues that may prevent thX from meeting the desired delivery date or quantity of Products. Any Purchase Order (or Annual Commitment PO) submitted by Talis to thX shall be governed by the terms contained herein. The Parties hereby agree that any term or condition in any Purchase Order, Annual Commitment PO, confirmation or other document furnished by Talis or thX that is in any way inconsistent with these terms and conditions shall be void and of no effect. If Talis cancels any Purchase Order thX will use […***…] to mitigate any attendant costs.

3.5 Delivery. All Products delivered pursuant to the terms of this Agreement will be suitably packaged and delivered in accordance with the Specifications and applicable laws, rules and regulations, and the terms of the Quality Agreement, but in any event, in a manner designed to ensure safe shipment, to the address(es) specified in Talis’ purchase orders. thX shall use […***…] efforts to deliver Products on the dates and in the quantities specified in Talis’ Purchase Orders (or any Annual Commitment PO). Unless otherwise agreed by the Parties, each shipment will be delivered […***…]. For Product shipments that are packaged by thX according to agreed upon Specifications, […***…]. Together with shipment of any Products, thX shall provide to Talis a document certifying that such Products were manufactured in accordance with the Product Warranty, and any other documentation otherwise required by the Quality Agreement.

3.6 Acceptance and Rejection. Talis may reject any Product that has a Product Defect or that otherwise does not conform to Talis’ purchase order or to the Product Warranty, or that fail the acceptance criteria (if any) specified for that Product in Exhibit A. In order to reject a Product, Talis must give written notice of rejection to thX within […***…] after receipt of such Product or, in the case of a Latent Defect, within […***…] after Talis becomes aware of such Latent Defect, which notice shall specify the reason for rejection. If no such notice of rejection is received within the relevant time frame, the shipment of Product shall be deemed to have been accepted, provided that, notwithstanding any acceptance or deemed acceptance of Product, the Product Warranty shall continue to cover the Product. Any Product rejected by Talis will be subject to the same provisions as those applicable to a breach of the Product Warranty. Talis will maintain records of Product failures in Talis’ customer facilities and inform thX in accordance with the requirements of the Quality Agreement.

4. MANUFACTURE

4.1 Raw Materials; Third Party Supplier Components; Safety Stock.

(a) […***…] will source and pay for all Raw Materials as defined in Exhibit A hereto. All Raw Materials will comply with approved and issued Specifications and be fully traceable to

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source supply. thX will inspect and store all Raw Materials in accordance with standards agreed with Talis and the Quality Agreement. Raw Material vendors […***…]. Raw Material production must comply with ISO 13485 or ISO 9001 requirements including sourcing, traceability, and storage at thX manufacturing location. For the sake of clarity, the Raw Material vendors selected and used for the approved prototype shall be the same vendors used in production if not otherwise jointly agreed on by the Parties. For clarity, […***…].

(b) To the extent required to meet supply and lead-time requirements in Exhibit A, Talis will provide Third Party Supplier parts required to fulfil the Consumable manufacturing and delivery in advance and maintain an inventory level that the Parties mutually agreed upon, provided that Talis will not provide any Third Party Supplier parts in excess of the amounts required for the anticipated production to occur in the next calendar quarter in the most recent Rolling Monthly Forecast (unless otherwise agreed in writing). Talis shall place orders on the basis of frame contracts or supply agreements with the Third Party Suppliers and manage the supply chain. In certain key cases, […***…], thX may enter into a communication protocol with Third Party Suppliers providing materials or sub-assemblies for the Consumables, subject to (i) related terms being mutually agreed on between the each of Talis, thX and such Third Party Supplier, and establishing appropriate protocols as between the Parties for dealing with Third Party Suppliers (and deciding whether such protocols such be in the body of the Agreement or elsewhere). In addition, as the reasonably requested by either Party in light of ongoing and changing relationships with Third Party Suppliers, the Parties will meet in good faith to update any then-current protocols to address such changed circumstances in dealing with any Third Party Suppliers. The quality inspection routines required to approve the incoming inspection of the Third Party Supplier components shall be defined in the Quality Agreement attached as Exhibit B, hereto. […***…] will bear the costs related to the implementation and execution of incoming inspections of Third Party Supplier components.

(c) At all times during the Term, thX shall at its own cost and expense maintain an amount of inventory of all necessary components and materials (“Safety Stock”) in quantities necessary to fulfill the manufacture and supply of Products set forth in the next to occur […***…] in the most recent […***…] forecast, or in other amounts as agreed by the Parties in writing] (the “Minimum Safety Stock Level”). If […***…] determines that the Minimum Safety Stock Level should be, and reasonably can be increased, taking into consideration […***…] and other factors, such as general availability of raw materials, which may include long-lead time components, and equipment availability, […***…]. thX shall maintain the Safety Stock for the sole benefit of Talis. This Safety Stock shall remain separate and distinct from inventory held at the Facility and shall be stored by thX. thX will use Safety Stock to supply Products ordered by Talis hereunder and will maintain the appropriate level of Safety Stock by promptly replenishing that quantity of Products used in such supply. thX will manage Safety Stock on a “first in, first out” basis to fulfill Talis’ purchase orders on a routine basis. In the event Safety Stock levels drop below the Minimum Safety Stock Level, thX shall (i) immediately notify Talis; and (ii) use […***…] to replenish its Safety Stock to the Minimum Safety Stock Level

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within in a reasonable period of time under the circumstances. In the event of a Safety Stock failure, thX shall (i) conduct a root cause analysis to identify the cause of the Safety Stock failure and provide to Talis a written report detailing the cause of the Safety Stock failure, and (ii) deliver a corrective action plan to Talis which plan shall identify the steps thX will take to remedy the Safety Stock failure and mitigate the likelihood of reoccurrence, including a schedule for implementation of the plan.

(d) If this Agreement or any Purchase Order (or Annual Commitment PO) provides for Talis to supply any material to thX, including materials or components provided via Third Party Suppliers (“Talis-Supplied Material”), thX shall store such Talis-Supplied Material according to established storage conditions for the material or parts (as set forth in the Quality Agreement or otherwise notified in writing by Talis or by such Third Party Supplier) and […***…], provided that, where unique storage conditions are necessary for the applicable Talis-Supplied Material, the Parties would agree on […***…]. thX agrees (a) to account for all Talis-Supplied Materials, (b) not to provide Talis-Supplied Materials to any Third Party (including permitted subcontractors) without the express prior written consent of Talis, (c) not to use Talis-Supplied Materials for any purpose other than conducting the development and/or manufacturing activities under the applicable purchase order, and (d) to destroy or return to Talis all unused quantities of Talis-Supplied Materials according to Talis’ written directions. Further, thX agrees not to analyze, characterize, modify or reverse engineer any Talis-Supplied Materials or take any action to determine the structure or composition of any Talis-Supplied Materials unless and to the extent required under the applicable purchase order. Talis will at all times retain title to and ownership of the Talis-Supplied Materials and any related work in process at each and every stage of the manufacturing process. thX will provide within the Facility an area or areas where the Talis-Supplied Materials, Products, and any work in process are segregated and stored in accordance with the Specifications, and in such a way as to be able at all times to clearly distinguish the same from products and materials belonging to thX, or held by it for a Third Party’s account. thX will at all times take such measures as are required to protect the Talis-Supplied Materials, Products, and any work in process from risk of loss or damage at all stages of the manufacturing process. thX will ensure that Talis-Supplied Materials, Products, and any work in process are free and clear of any liens or encumbrances. thX will immediately notify Talis if at any time it believes any Products or Talis-Supplied Materials have been damaged, lost or stolen. Talis agrees to maintain safety stock of Talis-Supplied Material in accordance with the same levels required under Section 4.1 (c) for Safety Stock and Minimum Safety Stock.

4.2 Manufacture.

(a) Compliance. thX shall manufacture and supply Products in accordance with the Specifications and all applicable laws, rules and regulations. thX shall promptly notify Talis of any failure of the Products to conform to the foregoing and will provide any additional information regarding such non-conforming Products as may reasonably be requested by Talis. In the event Talis notifies thX of any new manufacturing requirements or Specifications required by Talis, any regulatory agency, or of any other new legal requirements, the Parties shall promptly confer with each other with respect to the best means to comply with such requirements and […***…]. Upon Talis’ written request, thX shall supply Talis with copies of thX’s manufacturing records for the purposes of assuring Product quality. thX represents and warrants to Talis that it has, and will maintain during

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the Term, all government permits, including, without limitation, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

(b) Use of Approved Facilities. Manufacture of Products shall be performed only in the approved Facility(ies). The Parties agree that thX’s […***…] locations are approved Facilities. Change of a Facility location following initial approval, or addition of a new Facility, must be approved by Talis with such approval not unreasonably withheld (withholding approval based on regulatory concerns shall be deemed reasonable, however). Talis will have the right to inspect only the portion of the relevant Facility that is dedicated to the production of the Product from time to time in its reasonable discretion and upon reasonable notice. The inspection does not include the review of individual processes or steps, unless required for regulatory compliance.

(c) Subcontracting. With the exception of non-Product specific subcontractors for which Talis does not need to provide written consent, thX covenants and agrees that it shall not utilize any subcontractors (other than its Affiliates) to perform any of its duties and obligations hereunder without first obtaining the prior written consent of Talis, which consent shall not be unreasonably withheld. thX covenants, acknowledges and agrees that it shall be responsible for all acts and omissions of approved subcontractors or Affiliates hereunder.

(d) Confidential Treatment and Certain Disclosures. Without limiting thX’s confidentiality obligations and restrictions on use of Tools and certain Equipment, Talis is aware and acknowledges that thX uses its Facility to manufacture non-Talis products. thX will not, without permission from Talis, show the Talis manufacturing line, processes or proprietary technologies to any Third Parties and, if possible, will place the manufacturing line(s) in an isolated location within whichever Facility the line is established. Talis agrees that thX may disclose the scope and nature of thX activities covered by the Agreement to all regulators/competent authorities/notified bodies as required by law, and subject to advance notice to Talis.

4.3 Testing. Products supplied hereunder will conform to the Specifications. thX shall perform quality control testing and quality oversight on Products to be delivered to Talis or its designee hereunder to ensure that the Products so delivered are in accordance with the Specifications or as otherwise required in accordance with the Quality Agreement. The Parties agree that, should Talis wish to implement any amendment to the quality control testing and quality oversight on Products, Talis shall provide written notice thereof to thX for thX’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. The Parties acknowledge that as the Specifications are refined and modified, as the Parties gain experience with the manufacture, testing and use of the Products and as the development stage of the Product progresses, then there may be a need for additional or modified quality control testing and quality oversight. Accordingly, Talis and thX agree to negotiate in good faith to modify any existing quality control testing and quality oversight in light of any Specification change or otherwise from time to time as the Parties’ experience with the manufacture, testing and use of the Products warrants. The Parties agree to […***…] of developing and implementing revised procedures.

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4.4 Non-U.S. Legal Requirements. If Products are to be manufactured in a Facility in any jurisdiction outside of the United States, thX is solely responsible for such manufacture being performed in accordance with any applicable laws, rules or regulations of governmental authorities in such jurisdiction. Without limiting the foregoing, each Party shall promptly notify the other of any new instructions or changes to Specifications required by any such governmental authority of which it becomes aware, and the Parties shall confer with each other with respect to the best means to comply with such requirements. thX covenants and agrees that it shall comply with all applicable import-export laws, rules and regulations, including, without limitation, provision of Harmonized Tariff Schedule (HTS) codes and Export Control Classification Number (ECCN) codes for all Products so shipped.

5. QUALITY

5.1 Quality Agreement. The Parties shall, reasonably prior to the manufacture of any Product by thX, prepare and enter into a reasonable and customary quality agreement (the “Quality Agreement”), substantially in the form attached hereto as EXHIBIT B. The Quality Agreement shall include the matters referenced in other Sections of this Agreement, as well as provisions with respect to, among other things, Specifications in respect of product; validation; raw materials; inspection; Equipment; documentation requirements; nonconforming product and deviations from manufacturing process; nonconforming incoming materials; yield; process validation; quality audit; records retention; design control; corrective and preventive action; and quality assurance obligations of the Parties for the Product. Upon completion and execution by the Parties, the Quality Agreement shall be made a part of and incorporated into this Agreement. For clarity, any breach of the Quality Agreement will be deemed a breach of this Agreement. In the event of a conflict between any of the provisions of the Supply Agreement and this Quality Agreement with respect to any commercial matters including allocation of risk liability and financial responsibility, the provisions of the Supply Agreement shall govern.

5.2 Additional Quality Obligations. In addition to the quality-related matters described in Section 5.1, the Parties will adhere to the following quality-related procedures and requirements, to the extent not otherwise agreed in the Quality Agreement:

(a) The Consumables will be manufactured according to requirements of ISO 13485. Any changes in ISO13485 certification status of either Party shall be communicated to the other Party as soon as practically possible, and in the case that any ISO13485 audit reveals any non-compliance relevant to this Agreement or any performance hereunder, such communication shall include plans for timely corrective actions. For clarity, to the extent they are inconsistent with ISO 13485, the requirements of 21 CFR Part 820 and In Vitro Diagnostic device directive 98/79/EC or the successor In Vitro Diagnostic Regulation will continue to apply to the manufacture of Products hereunder.

(b) As may be set forth in additional detail in the Quality Agreement, each Party shall share relevant post-market surveillance and vigilance information generated or obtained in connection with this Agreement with the other Party. To that end, each Party shall endeavour to collaborate in a timely manner and in good faith in order to: (i) address complaints, (ii) conduct investigations, (iii) facilitate recalls, (iv) undertake and/or monitor corrective/preventive actions, (v) meet regulatory reporting requirements; (vi) manage import/export of product and onward

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distribution, (vii) address alternative delivery addresses for specific shipments and (viii) appropriately address any other mandated regulatory actions, in each case, in accordance with the roles and responsibilities of the Parties set forth in the Quality Agreement.

(c) Each Party shall share complaints received relating to reportable or adverse incidents where the Consumable may be involved of which such Party is aware with the other Party.

(d) Each Party shall collaborate to respond appropriately and within defined timescales under this Agreement or the Quality Agreement to any matters described in this Section 5.2 to facilitate effective responses in relation to such matters.

(e) thX will maintain at the thX premises (i) Standard ThinXXS Operating Procedures (SOP) and (ii) Device History Records (DHR), which shall remain in the thX premises unless otherwise agreed. In addition, if the foregoing documents (or similar or ancillary documents to the foregoing documents) are requested by any regulatory authorities, thX will either provide (or cause to be provided) Talis with such documents or, if appropriate, otherwise deliver (or cause to be delivered) such documents directly on behalf of Talis and provide written notice to Talis of such completed delivery.

(f) thX will be required to seek Talis approval in advance for changes made to any manufacturing processes and parts that are used in the production of Talis products, for any requested changes to the Specifications (in accordance with the terms hereof) and any other material changes in the raw materials, equipment, processes or procedures used to manufacture Product. With respect to any Minor changes, thX will notify Talis following the implementation and prior to release of any batch manufactured with such change. “Minor changes” are changes that have no impact to quality, specifications or regulatory purposes.

(g) thX will provide Talis with the following reports on demand on the following, (i) root cause analysis (“RCA”) for nonconforming product and incoming material, (ii) status of any in process CAPA’s, (iii) documentation of compliance with quality system, (iv) results of thX QC testing as specified in the Quality Agreement (v) any other information outlined and agreed to in the Quality agreement, in each case (i)-(v), in a form and with substance reasonably acceptable to Talis and set forth in the Quality Agreement.

(h) thX also will provide Talis with the following reports, as applicable: (i) results of QC testing and COC for materials/components provided by Third Party Suppliers and (ii) RCA for nonconforming Product, in each case (i)-(ii), in a form and with substance reasonably acceptable to Talis and set forth in the Quality Agreement.

6. REGULATORY

6.1 Regulatory Compliance. thX shall comply with all regulatory requirements with respect to Product imposed by applicable law upon thX as the manufacturer of Product and that are provided by Talis in commercially reasonable detail that will allow thX to comply. thX shall, on a timely basis, provide Talis with information in thX’s possession relevant to its role as the manufacturer of Product that is reasonably necessary for and relevant to Talis’ obligations hereunder in complying with such regulatory requirements. thX will provide to Talis such

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documentation, data and other information relating to Product as Talis may reasonably require for submission to governmental authorities. thX shall also provide, upon reasonable request by Talis, information concerning its production processes and quality control procedures with respect to Product.

6.2 Recalls. In the event Talis shall be required or requested by any governmental authority or shall voluntarily decide in good faith, after conducting an analysis to confirm that one is warranted under the circumstances, to recall any Product, Talis shall, as between the Parties, have the sole authority to conduct and/or coordinate such recall. thX shall use […***…] efforts to timely cooperate with Talis in the investigation and conduct of such recall. If a recall arises solely out of a Latent Defect during the warranty period or due to thX’s willful misconduct, then thX shall repair or replace Product at its cost or reimburse Talis for the purchase price paid by Talis to thX for such Product and reimburse Talis for the following direct and reasonable and necessary costs and expenses actually incurred by Talis in connection with the recall limited to (a) investigation and analysis, (b) shipping, (c) communication of the recall, as well as (d) providing a workaround solution, if necessary. If a recall is due to any reason other than one that arises […***…] or […***…] shall pay all of the costs and expenses of the recall.

6.3 Regulatory Inspections. thX agrees to inform Talis within […***…] of notification of any regulatory inquiry, communication or inspection, which directly or indirectly relates to the manufacture of Product. In the event thX receives a notice of inspection or an inspection visit by any governmental authority which involves Product or could impact thX’s ability to produce Product, thX shall notify Talis within […***…] of notification by such governmental authority. Talis, at its option, shall have the right to have its representatives present at any such inspection by a governmental authority. In the event there are written observations (or any other written communication) by a governmental authority that involve Product or could impact thX’s ability to produce Product, or any proposed written response by thX to any such inspection, Talis shall be informed within […***…] and be provided with copies of all documentation within […***…], and shall have a reasonable opportunity to review and comment on the proposed response, and thX shall consider Talis’ comments in good faith.

6.4 Incidents or Accidents. thX shall promptly notify Talis in writing of any incident or accident experienced by thX that thX in its reasonable judgment believes may affect the quality of the Product that thX is obligated to deliver hereunder or its ability to meet delivery date obligations hereunder. thX shall promptly investigate such incident or accident and provide a written report within […***…] of the results of the investigation of such incidence or accident to Talis and in accordance with the Quality Agreement.

6.5 Regulatory Support. Except as otherwise expressly set forth herein, Talis shall be responsible for all filings necessary for approval to market Talis’ own products incorporating the Products. thX agrees to promptly provide to Talis such information relating to the Product or the manufacture thereof as may be necessary or useful in connection therewith.

7. IP RIGHTS

7.1 Ownership. As between the Parties, subject to the terms of this Agreement, thX shall at all times be and remain the sole and exclusive owner of all right, title and interest (including

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all IP Rights) in and to all thX Background IP, thX Background Improvements and thX Manufacturing and Process IP (“thX IP”). If new thX Manufacturing and Process IP will be required, thX will develop it at its own cost, and in such case, the new thX Manufacturing and Process IP will be thX IP. All rights to Work Product, including all IP Rights therein, all Product IP, and all Talis Background IP (collectively, “Talis IP”), shall be owned solely by Talis, and thX hereby assigns to Talis all of thX’s right, title and interest in and to Talis IP. thX represents and warrants to Talis that each employee, agent, consultant and subcontractor of thX is obligated to assign all of his/her/its right, title and interest in and to Work Product and Talis IP to thX. thX shall sign and deliver to Talis all writings and do all such things as may be necessary and reasonable to vest in Talis all right, title and interest in and to Talis IP. Talis may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Work Product. Notwithstanding the foregoing, Talis may never reference or introduce any Confidential Information of thX in any patent or other application for intellectual property. At the request and expense of Talis, thX shall assist Talis in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable Talis to file and prosecute such patent applications in any country. All Work Product and IP Rights therein are Confidential Information of Talis.

7.2 License to Talis. thX hereby grants to Talis a worldwide royalty free, fully paid-up, irrevocable, perpetual license under the thX Background Improvements that are embedded in or used in the production of the Products, (a) to use, sell, offer for sale, import, display, and distribute, the Products or any deliverables provided by thX to Talis hereunder, and (b) to make and have made Products (i) for internal R&D purposes only for the term of this Agreement and (ii) solely to the extent permitted by the License Agreement, for commercial purposes.

7.3 No Implied Licenses. Other than as set out in Section 7.1, Section 7.2 or in the License Agreement, neither thX nor Talis transfers or licenses to the other by operation of this Agreement any interest in or license to any IP Rights.

8. PAYMENT

8.1 Payment for Products. The purchase price of Products ordered by Talis pursuant to this Agreement shall be as set forth in EXHIBIT A hereto, with delivery terms as stated herein; prices are net without value added tax (VAT), shipping, duties or other costs.

8.2 Payment for Materials, Equipment or Tools. Other than as expressly set out herein, Talis shall be responsible for all payments to Third Parties for any materials, Equipment or Tools purchased from, or other products or services provided by, Third Parties in connection with the manufacture and supply of Products hereunder including, without limitation, any duties and sales, use or VAT taxes incurred in the procurement and transfer of ownership to thX, but excluding income taxes incurred by thX.

8.3 Prices. Prices that are set forth in Exhibit A may not be increased until […***…]. Before the […***…], thX and Talis will initiate price negotiations to set the prices for the subsequent calendar year (subject to the following). Prices may not increase, however, more than by a fixed percentage per year equal to (x) […***…]

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[…***…]. In the situation where thX will increase prices, […***…]. thX may reduce the purchase price of any Product at any time during the term of this Agreement. Such revisions shall apply to all Purchase Orders (or any Annual Commitment PO) submitted by Talis after such price reduction. thX and Talis shall agree in good faith on cost reduction goals and shall work together to achieve such goals via process changes, material changes and other improvements to Products. In addition, […***…].

8.4 Invoices. thX shall invoice Talis for the aggregate purchase price of each single shipment of Product at the time of shipment of such order. For non-recurring engineering or similar charges for which Talis is responsible hereunder (e.g., validation and Tools development fees, if requested by Talis under a statement of work), invoicing will occur on a monthly basis on the rates stated in the statement of work.

8.5 Method of Payment. All undisputed payments due under this Section 8 to thX shall be paid to thX in in the currency designated in the pricing schedule set forth in Exhibit A net thirty (30) days after receipt of the applicable invoice, except as set forth in Section 3.6. Payment by Talis shall not be construed as acceptance of any improper, nonconforming or defective Product, nor shall it be construed as a waiver of any of Talis’ rights or remedies under this Agreement. Any disputed payments must be brought to thX’s attention within 10 business days after receipt of the applicable invoice and the parties agree to in good faith resolve the dispute within thirty (30) days, otherwise the amount shall be considered undisputed.

8.6 Taxes. Talis shall make all payments to thX under this Agreement […***…]. thX shall not invoice Talis for any value-added tax incurred by thX in performing the obligations under this Agreement unless approved in advance in writing by Talis.

9. REPRESENTATIONS AND WARRANTIES; DISCLAIMER

9.1 Mutual Representations and Warranties. Each Party represents and warrants that (a) such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such Party, and (d) neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a Party or by which it is bound.

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9.2 thX Warranties. thX hereby warrants to Talis that (a) the thX IP does not infringe or misappropriate any […***…] IP Rights and thX has not received any written communication from any Person alleging to the contrary; (b) that for the Warranty Period all Products supplied under this Agreement shall (i) conform to the Specifications, (ii) not contain defects in material and workmanship and (iii) at the time of delivery, be free and clear of any lien or encumbrance and (c) its manufacturing processes shall be in accordance with all applicable regulatory approvals, and all other applicable laws, rules and regulations (including health, safety and environmental laws). In addition, thX hereby grants to Talis, and Talis shall have the right to extend to its customers for Talis products that use or incorporate Products, the Product Warranty in this Section, for a period beginning on the date of production of a Product for Talis and ending the earlier of (x) […***…] thereafter or (y) […***…] as set by Talis (such period, the “Warranty Period”), provided that such warranty shall not be deemed breached to any Product failure that […***…]. The warranties made by thX pursuant to this Section are collectively referred to herein as the “Product Warranty”. This warranty will not apply to Products that: (i) are changed or modified; or (ii) fail solely due to any products not supplied by thX, or system with which the Product is used. Talis’s sole and exclusive remedy (other than thX’s indemnification obligations) for any rejection of the Products for any reason, a product defect or a breach of warranty will be limited to, at thX’s option, replacement, repair or refund of the purchase price of the Products that does not conform with the warranties.

9.3 Disclaimer. Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

9.4 Limitation of Liability. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS CONTAINED IN SECTION 12 AND FOR BREACHES OF SECTIONS 7 OR 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, REGARDLESS OF THE NUMBER OF CLAIMS, (I) ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR (II) AGGREGATE DAMAGES IN EXCESS OF THE AMOUNTS ACTUALLY PAID BY TALIS TO THX FOR PRODUCTS AND SERVICES IN THE 12 MONTH PERIOD PRIOR TO THE DATE OF THE EVENT GIVING RISE TO A CLAIM FOR DAMAGES.

9.5 Epidemic Failure. For the purposes of this Agreement, “Epidemic Failure” shall be deemed to have occurred if more than:

(i) […***…] ([…***…]%) during the […***…] following automated manufacturing;

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(ii) […***…] percent ([…***…]%) during the […***…] following automated manufacturing; and

(iii) […***…] ([…***…]%) for the […***…] following automated manufacturing and the following years thereafter, of Product shipped to customers should fail in conforming to the Specifications in the same manner during such Product’s applicable Warranty Period, due to a breach of the Product Warranty. In the case of Epidemic Failure, thX and Talis shall cooperate to implement the following procedure:

(a) Talis shall promptly notify thX upon discovery of the failure.

(b) Within […***…], thX shall give an initial written response indicating its plan for diagnosing the problem.

(c) thX and Talis shall jointly commit and contribute to a failure analysis process to diagnose the problem and plan a permanent solution and, if necessary, a work-around for temporary use until the solution is implemented. thX and Talis shall mutually agree on a recovery plan, including the implementation of the work-around and the permanent solution. Where appropriate, thX shall apply its engineering change order procedure for problems originating in the manufacturing process.

(d) thX shall promptly provide conforming Products to replace all defective Products, as well as all Products which may be susceptible to the same failure mode.

(e) […***…] actually incurred in rectifying any Epidemic Failure for any solutions, work-arounds, recovery plans, replacements and engineering changes, as provided in Section 9.5(c), above.

9.6 Chronic Supply Delay. In the case of a Chronic Supply Delay, thX shall (i) conduct a root cause analysis to identify the cause of the supply failure and provide to Talis a written report detailing the cause of the supply failure, and (ii) deliver a corrective action plan to Talis which plan shall identify the steps thX will take to remedy the supply failure and mitigate the likelihood of reoccurrence, including a schedule for implementation of the plan.

10. CONFIDENTIALITY

10.1 Confidentiality. Each Party agrees that, during the Term and for a period of […***…] thereafter, such Party will protect and hold the other Party’s Confidential Information in trust and confidence, that it will not use such Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any Third Party without first obtaining the other Party’s express written consent on a case-by-case basis. In addition, and except as permitted by Section 10.3, neither party shall not disclose the existence this Agreement to any Third Party at any time during the Term. In addition to its other confidentiality obligations herein, thX will ensure that Talis’ Confidential Information (including, but not limited to, Talis IP) is physically segregated from any such information or intellectual property of thX’s other customers.

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10.2 Exceptions. Confidential Information of a disclosing Party shall not include information which the receiving Party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no breach of this Agreement by the receiving Party, generally known or available; (b) is known by the receiving Party at the time of receiving such information from the disclosing Party, as evidenced by its written records, provided that thX shall be deemed the receiving Party and Talis the disclosing Party with respect to the Work Product and Talis IP; (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently developed by the receiving Party without the use of or reference to Confidential Information received from the disclosing Party, as evidenced by the receiving Party’s written records.

10.3 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances: (a) in the case of Talis, to obtain and maintain regulatory approvals with respect to Talis products that incorporate Products; (b) complying with applicable court orders or applicable laws, rules or regulations; (c) disclosure to a Party’s Affiliates, provided that Confidential Information so disclosed shall remain subject to this Section 10; and (d) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents; provided, however, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use. In addition, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to the preceding clause (b), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and, at the other Party’s request and expense, cooperate with the other Party’s efforts to obtain a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued.

11. TERM; TERMINATION

11.1 Term. Subject to earlier termination according to the provisions of Section 11.2, the initial term of this Agreement shall commence on the Effective Date and shall continue until the tenth (10th) anniversary of the Effective Date (the “Initial Term”). Thereafter, the Agreement shall continue in force until (a) Talis provides 24-months advance written notice of non-renewal (which notice, for clarity, may be given 24-months in advance of the end of the Initial Term), in which case the Agreement will terminate at the end of the relevant 24-month notice period or such other date as may be specified on such notice beyond such 24-month period, or (b) either Party otherwise terminates this Agreement in accordance with Section 11.2 (the period beyond the Initial Term during which the Agreement remains in force, the “Extension Term” and collectively with the Initial Term, the “Term”).

11.2 Early Termination.

(a) Material Breach. Either Party shall have the right to terminate this Agreement upon ninety (90) days written notice if the other Party materially breaches or defaults on any material obligation under this Agreement (with such notice to provide reasonable detail as to the alleged breach), unless, before the end of the ninety (90) day period, such other Party has cured the default or breach and so notifies the non-breaching Party in writing, stating the manner

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of the cure. For clarity, but without limiting the generality of the foregoing (i) consistent failures by thX to deliver Product that meets the applicable Specifications in all material respects that breaches the Product Warranty in four or more shipments in any 4-month period; (ii) constant and consistent material failures by thX under the Quality Agreement; or (iii) two or more (A) Chronic Supply Delays or (B) Epidemic Failures in any consecutive 12-month period in each case of (i)-(ii) constitute a material breach by thX; and (iv) a material failure by Talis to make undisputed payment amounts when due would constitute a material breach by Talis; (v) termination of the statement of work related to the semi-automated Production Line by Talis based on thX’s failure to activate such semi-automated Production Line by the date set forth in the relevant Statement of Work despite its good faith effort to do so, and (vi) a breach of Section 7 by Talis are each a material obligation subject to the first sentence of this Section 11.2(a). Notwithstanding the foregoing, Talis may not terminate this Agreement for a material breach under item (i) of this Section until the affected Product, that is the subject of the termination, is manufactured in the automated manufacturing environment.

(b) Bankruptcy. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon or after the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the other Party’s assets for the benefit of creditors; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(c) Termination at Will. Talis shall have the right to terminate this Agreement at any time on or after the seventh anniversary of the Effective Date for any reason or for no reason upon delivery of at least two (2) years’ written notice to thX.

11.3 Effect of Expiration or Termination; Surviving Obligations.

(a) Upon any termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate and be of no further force or effect, except as otherwise expressly set forth below in this Section. Upon any termination of this Agreement other than by thX under Section 11.2, Talis may elect to (i) have thX fulfill, in accordance with the applicable terms and conditions of this Agreement, any or all binding Purchase Orders for Products submitted by Talis prior to the effective date of termination (in which case Talis agrees to pay thX the purchase price for such Products as set forth in this Agreement), or (ii) cancel such Purchase Orders (or Annual Commitment PO).

(b) Expiration or termination of this Agreement shall not terminate the License Agreement.

(c) In the event of any termination of this Agreement, each Party shall return to the other Party all Confidential Information of the other Party (including all copies thereof) in such Party’s possession; provided, however, that except as set forth below in this Section, each Party may retain one copy of the other Party’s Confidential Information in such Party’s legal archives for the sole purpose of ensuring compliance with its obligations hereunder and complying with applicable laws and regulations; and provided, further, that thX shall only retain that Confidential

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Information of Talis that, upon advice of counsel, thX is required to retain to comply with applicable laws, rules and regulations. thX shall give Talis all reasonable opportunities to minimize the amount of Confidential Information of Talis that thX is required to retain.

(d) Upon any termination or expiration of this Agreement, thX shall: (i) transfer title and deliver to Talis all finished Product completed prior to the effective date of such termination and (ii) return or dispose of property that is subject to Section 2.4 in accordance with Talis’ reasonable instructions and with Section 2.4 (provided that Talis will reimburse thX for the actual, reasonable costs associated with such disposal). Notwithstanding the foregoing, upon any termination or expiration of this Agreement (other than by Talis pursuant to Section 11.2(a)), any Tools paid for by Talis that are subject to Section 2.4 will be destroyed as opposed to returned provided that thX will provide notice to Talis indicating such complete destruction. Upon termination of this Agreement by thX under Section 11.2, Talis shall purchase, in accordance with the applicable terms and conditions of this Agreement, any or all Purchase Orders (including any Annual Commitment PO) for Products submitted by Talis prior to the effective date of termination (in which case Talis agrees to pay thX the purchase price for such Products as set forth in this Agreement) along with the cost of all raw materials purchased in support thereof. Also, on termination, thX will provide evidence of having decommissioned and destroyed […***…].

(e) Neither expiration nor termination of this Agreement for any reason shall relieve either Party of any obligation accruing prior to such expiration or termination, including without limitation, Talis’s obligation to purchase Minimum Safety Stock hereunder. The obligations and rights of the Parties under Sections 4.1(d), 4.2(d), 5.2, 7, 8, 9.1 through 9.4, 10, this Section 11.3, 12, 13 and under the applicable provisions of the License Agreement shall survive expiration or termination of this Agreement.

(f) All documentation shall be retained for 10 years after shipment of the relevant Product (or for such longer period as is required under the Quality Agreement).

11.4 Rights Upon Bankruptcy. All rights and licenses granted to Talis under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (collectively, the “Code”), licenses of rights to be “intellectual property” as defined under the Code. If a case is commenced during the Term by or against thX under the Code then, unless and until this Agreement is rejected as provided in the Code, thX (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by thX. If a case is commenced during the Term by or against thX under the Code, this Agreement is rejected as provided in the Code and Talis elects to retain its rights hereunder as provided in the Code, then thX (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to Talis copies of such intellectual property and all embodiments thereof necessary for Talis to maintain and enjoy its rights under the terms of this Agreement promptly upon Talis’ written request therefor. All rights, powers and remedies of Talis as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Code) in the event of the commencement of a case by or against thX under the Code.

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11.5 Disaster Recovery/Business Continuity. The Parties shall mutually create and maintain a Business Continuity and Disaster Recovery Plan (the “Plan”) and implement such Plan in the event of any interruption of such performance. On or before the implementation of the semi-automated Production Line , the Parties shall create and test the Plan . thX shall immediately notify Talis of any disaster or other event in which the Plan is activated. Without limiting thX’s obligations under this Agreement, whenever a disaster causes thX to allocate limited resources between or among thX’s customers, Talis shall receive at least the same treatment as comparable thX customers with respect to such limited resources. To further reduce the risk of loss of Product supply, Talis may maintain stocks of finished Consumables at different locations than at thX.

12. INDEMNIFICATION; INSURANCE

12.1 Indemnification by Talis. Talis hereby agrees to defend, indemnify and hold harmless thX and its officers, directors, employees, consultants and agents (“thX Indemnitees”) from and against any and all losses, damages, fines, settlements, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any such thX Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of a claim relating to personal injury, property damage or death resulting from product defects in Talis’ own products (where such defect is independent of any Product Defect to any Product used with or incorporated into such Talis product).

12.2 Indemnification by thX. thX hereby agrees to defend, indemnify and hold harmless Talis and its officers, directors, employees, consultants, contractors and agents (“Talis Indemnitees”) from and against any and all Losses to which any such Talis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any governmental entity or any Third Party to the extent such Losses arise out of a claim relating to personal injury, property damage or death resulting from Product Defects in the Products.

12.3 General Conditions of Indemnification. Each Party’s agreement to indemnify, defend and hold the other Party harmless is conditioned on the indemnified Party (a) providing written notice to the indemnifying Party of any claim for which it is seeking indemnification hereunder promptly after the indemnified Party has knowledge of such claim; (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the indemnifying Party’s written consent.

12.4 Insurance. thX shall at all times during the Term and for a period of […***…] thereafter, at its own expense, maintain with financially sound and reputable insurers commercial liability insurance and product liability insurance (each for property damage and bodily injury) with coverage and minimum limits of $[…***…] per occurrence and $[…***…] in the aggregate, workers compensation insurance for all employees as statutorily defined by state and federal law, and property insurance in an amount sufficient to cover all Products and other personal property while in transit to Talis and all of thX’s property, including Equipment, for its full replacement value, and shall name Talis as an additional insured with respect to such insurance. thX shall

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provide a certificate of insurance evidencing such coverage to Talis upon request. thX shall provide Talis with […***…] advance written notice in the event of a cancellation or material change in such insurance policy. thX waives and thX shall cause its insurers to waive, any right of subrogation or other recovery against Talis, its Affiliates, and their insurers.

13. MISCELLANEOUS

13.1 Injunctive Relief. Each Party acknowledges and agrees that, due to the unique and valuable nature of the other Party’s proprietary information and materials, there may be no adequate remedy at law for any breach by such Party of the provisions of this Agreement, that any such breach may result in irreparable harm to the other Party for which monetary damages may be inadequate to compensate such Party and that the other Party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such Party under such provisions.

13.2 Assignment; Delegation. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement to an Affiliate, unless such Affiliate is a competitor of the other Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, or in connection with a Change of Control of such Party. This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement. Talis may not delegate or subcontract any of its payment obligations under this Agreement, except with thX prior written consent. thX may not delegate or subcontract any of its obligations under this Agreement (other than to […***…]), except upon Talis’ prior written consent. thX shall at all times be responsible for the payment of its permitted subcontractors, and for the compliance of its permitted subcontractors with the terms and conditions of this Agreement.

13.3 Publicity. No Party shall issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Agreement, without the prior written approval of the other Party.

13.4 Relationship of Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Except as expressly provided herein, neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

13.5 Entire Agreement; Amendment. This Agreement, together with all Exhibits attached hereto, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications between the Parties, whether oral, written or otherwise, concerning any and all matters contained herein, including, without limitation, the

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Development Services Agreement. No amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.6 Severability. If any provision of this Agreement shall be deemed void in whole or in part for any reason whatsoever, the remaining provisions shall remain in full force and effect. The Parties shall make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.7 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time, and shall be signed by such Party.

13.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Illinois, without reference to its conflicts of law principles. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

13.9 Venue. Any dispute, controversy or claim arising out of or relating to this Agreement, will be made exclusively in the state or federal courts located in Chicago, Illinois and both Parties submit to the jurisdiction and venue of such courts.

13.10 Force Majeure. A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, power failure, earthquake, tsunami or terrorism (each a “Force Majeure Event”), provided that such performance shall be excused only to the extent of and during such Force Majeure Event. The affected Party shall notify the other Party of such Force Majeure Event as soon as reasonably practical and shall take reasonable efforts to remove the Force Majeure Event or to avoid its affects so as to resume performance as soon as practicable. A Force Majeure Event shall not give rise to a right for either Party to terminate this Agreement.

13.11 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section, and shall be deemed to have been given for all purposes: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient, if not, then on the next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

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If to thX:	thinXXS Microtechnology AG Amerikastr. 21 66482 Zweibrücken, Germany Attention: General Manager

With a copy to:	IDEX Corporation 1925 West Field Court Lake Forest, IL 60045 Attention: Legal Department

If to Talis:	Talis Biomedical Corp. 230 Constitution Dr. Menlo Park, CA 94025 Attention: Legal Dept.

13.12 Interpretation. The following rules of interpretation apply to this Agreement: (a) he headings of clauses contained in this Agreement are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction; (b) ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist; (c) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such term; (d) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; and (e) in the event of a conflict between the body of this Agreement and a statement of work, the provisions of this Agreement shall take precedence unless and to the extent that a statement of work expressly provides that its terms are meant to take precedence. References to a Person are also to its permitted successors and assigns;

13.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Supply Agreement as of the Effective Date.

THINXXS MICROTECHNOLOGY AG		TALIS BIOMEDICAL CORPORATION

By:	/s/ Joe Rytell	By:	/s/ Brian Coe

Name:	Joe Rytell	Name:	Brian Coe

Title:	President, IDEX Health & Science	Title:	Chief Executive Officer

SIGNATURE PAGE TO SUPPLY AGREEMENT

EXHIBIT A

PRODUCTS

[…***…]

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[…***…]

31.

[…***…]

32.

[…***…]

33.

EXHIBIT B

[QUALITY AGREEMENT TO BE ATTACHED]

B-1

EXHIBIT C

[LICENSE AGREEMENT TO BE ATTACHED]

C-1